Pricing Supplement No. G Dated: August 8, 2005 (To prospectus dated December 15, 2003 and prospectus supplement dated June 9, 2004)	Filed Pursuant to Rule 424(b)(2) File Nos. 333-100944 and 333-127294
Protective Life Insurance Company Depositor Secured Medium-Term Notes Issued Through Protective Life Secured Trust 2005-C

        The description in this pricing supplement of the particular terms of the Secured Medium-Term Notes offered hereby and the Funding Agreement sold by Protective Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

1.     The Notes

Principal Amount:    $300,000,000.

Price to Public:    99.968%.

Net Proceeds to the Trust:    $298,854,000.

Dealers' Discount:    0.35%.

Original Issue Date:    August 11, 2005.

Stated Maturity Date:    August 16, 2010.

Specified Currency:    U.S. Dollars.

Interest Payment Dates:    The 16th Day of each February and August.

Initial Interest Payment Date:    February 16, 2006.

Regular Record Dates:    Each date, whether or not a business day, that is fifteen calendar days immediately preceding an interest payment date.

Type of Interest Rate:    [X] Fixed Rate [    ] Floating Rate

  Fixed Rate Notes:

    Interest Rate:    4.85%

  Floating Rate Notes:

    Initial Interest Rate:    Not applicable.

    Initial Interest Reset Date:    Not applicable.

    Base Rate:    Not applicable.

[ ] CD Rate	[ ] Commercial Paper Rate
[ ] Constant Maturity Treasury Rate	[ ] Federal Funds Rate
[ ] LIBOR	[ ] Treasury Rate
[ ] Prime Rate	[ ] Other (See Attached)
If LIBOR: [ ] LIBOR Reuters Page [ ] LIBOR Telerate Page
Designated LIBOR Currency: U.S. Dollars.
If Constant Maturity Treasury Rate:
Designated CMT Telerate Page: [ ] 7051 [ ] 7052
If 7052: [ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:

      Interest Reset Dates:    Not applicable.

      Interest Rate Determination Dates:    Not applicable.

      Index Maturity:    Not applicable.

      Spread (+/-):    Not applicable.

      Spread Multiplier:    Not applicable.

      Maximum Interest Rate:    [    ] Yes         %    [X] No

      Minimum Interest Rate:    [    ] Yes         %    [X] No

      Inverse Floating Rate Note [    ] Yes [X] No
                      Fixed Interest Rate:    Not applicable.

      Floating Rate/Fixed Rate Note [    ] Yes    [X] No
                      Fixed Interest Rate:    Not applicable.
                      Fixed Rate Commencement Date:    Not applicable.

Calculation Agent:    Not applicable.

Exchange Rate Agent:    Not applicable.

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Amortizing Note:    [    ] Yes (See Attached)    [X] No

Optional Redemption: [ ] Yes [X] No
Optional Redemption Dates: Initial Redemption Percentage: Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Optional Repayment: [ ] Yes [X] No
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Discount Note: [ ] Yes [X] No
Total Amount of Discount:
Yield to Maturity:

Sinking Fund (not applicable unless specified): Not applicable.

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified): Not applicable.

Securities Exchange Listing:    [X] No    [    ] Yes, Name of Exchange:

Authorized Denominations:    $1,000

CUSIP:    74367FAH1

Form of trust:    [X] Delaware statutory trust    [    ] Delaware common law trust

Trust Expiration Date:    August 16, 2011

Rating of Notes:    S&P:    AA    Moody's: Aa3

Dealer(s) Purchasing Notes as Principal:    [X] Yes    [    ] No

  If yes:

Dealer(s)	Principal Amount
Banc of America Securities LLC	$150,000,000
Lehman Brothers Inc.	$150,000,000

Total:	$300,000,000

Dealer(s) Acting as Agent:    [    ] Yes    [X] No

If yes:

Dealer(s)	Principal Amount

Total:

    2.     The Funding Agreement

    Funding Agreement Issuer:    Protective Life Insurance Company.

    Funding Agreement No.:    GA 1888.

    Deposit:    $300,000,015.

    Issue Price:    $298,854,015.

    Effective Date:    August 11, 2005.

    Stated Maturity Date:    August 16, 2010.

    Specified Currency:    U.S. Dollars.

    Interest Payment Dates:    The 16th Day of each February and August.

    Initial Interest Payment Date:    February 16, 2006.

    Type of Interest Rate:    [X] Fixed Rate    [    ] Floating Rate

      For Fixed Rate Funding Agreements:

        Interest Rate:    4.85%

      For Floating Rate Funding Agreements:

        Initial Interest Rate:    Not applicable.

        Initial Interest Reset Date:    Not applicable.

        Base Rate:    Not applicable.

[ ] CD Rate	[ ] Commercial Paper Rate
[ ] Constant Maturity Treasury Rate	[ ] Federal Funds Rate
[ ] LIBOR	[ ] Treasury Rate
[ ] Prime Rate	[ ] Other (See Attached)
If LIBOR: [ ] LIBOR Reuters Page [ ] LIBOR Telerate Page
Designated LIBOR Currency: U.S. Dollars.
If Constant Maturity Treasury Rate:
Designated CMT Telerate Page: [ ] 7051 [ ] 7052
If 7052: [ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:

        Interest Reset Dates:    Not applicable.

        Interest Rate Determination Date:    Not applicable.

        Index Maturity:    Not applicable.

        Spread (+/-):    Not applicable.

        Spread Multiplier:    Not applicable.

        Maximum Interest Rate:    [    ] Yes         %    [X] No

        Minimum Interest Rate:    [    ] Yes         %    [X] No

        Inverse Floating Rate Funding Agreement [    ] Yes [X] No
                        Fixed Interest Rate:    Not applicable.

        Floating Rate/Fixed Rate Funding Agreement [    ] Yes    [X] No
                        Fixed Interest Rate:    Not applicable.
                        Fixed Rate Commencement Date:    Not applicable.

    Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
            applicable.

    Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
            applicable.

    Amortizing Funding Agreement:    [    ] Yes (See Attached)    [X] No

Early Redemption: [ ] Yes [X] No
Early Redemption Dates: Initial Redemption Percentage: Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Discount Funding Agreement: [ ] Yes [X] No
Total Amount of Discount: Yield to Maturity:

    Additional Amounts to be Paid For Withholding Tax (not applicable unless specified): Not applicable.

    Rating of the Funding Agreement:    S&P:    AA    Moody's: Aa3

    Additional Terms:    None

    Special Tax Considerations:    None

    3.     Other Information

            Rating of Program:    S&P AA    Moody's Aa3

            Protective Life Insurance Company Insurer Financial Strength Rating: S&P AA    Moody's Aa3